Exhibit No. 10

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”), dated as of the 8th day of February, 2007, is made by and between Regis Corporation, a Minnesota corporation (the “Corporation”), and Paul D. Finkelstein (the “Executive”).

RECITALS

WHEREAS, the Corporation and the Executive are parties to that certain Employment and Deferred Compensation Agreement, dated April 14, 1998, as subsequently amended (the “Existing Agreement”); and

WHEREAS, the Corporation and the Executive also are parties to an Agreement dated May 24, 2005, as subsequently amended, regarding a policy insuring the life of the Executive (the “Insurance Agreement”); and

WHEREAS, the Corporation previously entered into a new employment agreement with the Executive that was to become effective on the closing of a strategic transaction (the “Proposed Transaction”) with Alberto-Culver Company; and

WHEREAS, the Proposed Transaction has been cancelled and will not occur so that such new employment agreement will not become effective; and

WHEREAS, the Corporation and the Executive now desire (i) to terminate the Existing Agreement, (ii) to enter into this Agreement to set out the terms and conditions of the Executive’s continued service with the Corporation, and (iii) to consolidate the terms and conditions of the Insurance Agreement in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the provisions of this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Corporation agrees to employ the Executive, and the Executive agrees to such employment, upon the following terms and conditions:

1.             EFFECTIVE DATE; PERIOD OF EMPLOYMENT.

(a)           Effective Date.  This Agreement shall be effective at 12:01 a.m. on February 8, 2007 (the “Effective Date”).

(b)           Period of Employment.  The employment of the Executive by the Corporation pursuant to this Agreement shall be for a period (sometimes referred to herein as the “period of employment”) beginning on the Effective Date and continuing, unless sooner terminated as provided in Section 6 herein, until midnight on the day immediately preceding the fifth anniversary of the Effective Date.  The Corporation and the Executive recognize and acknowledge that this Agreement does not provide for any automatic renewal.  Notwithstanding the end of the Executive’s period of employment, this Agreement shall remain in full force and effect thereafter for the purpose of determining the Executive’s entitlement to any payments of his life insurance premiums and his Adjusted Monthly Benefit as provided under Sections 4(e) and (f) hereof.

(c)           Definitions.  Various terms are defined either where they first appear underlined in this Agreement or in Section.

2.             DUTIES.  During the period of employment, the Executive shall serve as President and Chief Executive Officer of the Corporation, and in such other additional office or offices to which he shall be elected by the Board of Directors of the Corporation (“Board”) with his approval, performing the duties of such office or offices held at the time and such other duties not inconsistent with his position as such an officer or director as are assigned to him by the Board or committees of the Board.  During the period of employment, the Executive shall devote his full time and attention to the business of the Corporation and the discharge of the aforementioned duties, except for reasonable vacations, absences due to illness, and reasonable time for attention to personal affairs and charitable activities.

3.             OFFICE FACILITIES.  During the period of employment, the Executive shall have his office where the Corporation’s principal executive offices are located from time to time, which currently are at 7201 Metro Boulevard, Edina, Minnesota and the Corporation shall furnish Executive with office facilities reasonably suitable to his position at such location.

4.             COMPENSATION.  As compensation for his services performed hereunder, the Corporation shall pay or provide to the Executive the following:

(a)           Base Salary.  The Corporation shall pay the Executive a base salary (the “Base Salary”), calculated at the rate of One MillionOne Hundred Thousand Dollars ($1,100,000.00) per annum (which Base Salary may be increased, but not reduced, by the Compensation Committee of the Board (the “Compensation Committee”) at any time and from time to time in its discretion), payable monthly, semi-monthly or weekly according to the Corporation’s general practice for its executives, for the period of employment under this Agreement.  Such Base Salary may be increased annually by an amount determined by the Compensation Committee.  Such Base Salary, including such annual increases (which shall be considered part of the Base Salary), shall not be reduced during the period of employment hereunder.

(b)           Bonus.  The Executive shall be eligible for an annual performance bonus (the “Bonus”) as determined under the provisions of the Regis Corporation 2004 Short Term Incentive Compensation Plan, as amended from time to time, any successor to such plan, or such other annual incentive compensation program developed for the Corporation’s executive officers.

(c)           Other Incentive Plans.  During the period of employment, the Executive shall be eligible to participate in such other incentive compensation programs in accordance with their terms as the Corporation may have in effect from time to time for its executive personnel (including the Regis Corporation Long Term Incentive Plan, as amended from time to time, and any successor thereto), other than any annual cash bonus plan (which is dealt with in Section 4(b) hereof), and all compensation and other entitlements earned thereunder shall be in addition to, and shall not in any way reduce, the amount payable as Base Salary and Bonus.

(d)           Restricted StockUnits.  On the Effective Date, the Corporation shall grant the Executive restricted stock units with respect to One Hundred Sixty-Five Thousand (165,000) shares of the Corporation’s common stock, subject to the terms and conditions of the Regis Corporation 2004 Long Term Incentive Plan, including any amendments made to provide for such awards.  Such restricted stockunits shall remain unvested and forfeitable until the day immediately preceding the fifth anniversary of the Effective Date; at such time the restricted stock units shall become fully (100%) vested, provided the Executive is employed by the Corporation (or a subsidiary of the Corporation) on such date.  Payment of such restricted stock units automatically shall be deferred until January 31 of the calendar year next following the vesting date provided in the immediately preceding sentence.

(e)           Life Insurance.  Subject to the last sentence of this Section 4(e), the Corporation shall reimburse the Executive the sum of One Hundred Thousand Dollars ($100,000) annually for premiums payable by the Executive with respect to life insurance coverage under a policy (issued by the John Hancock Life Insurance Company) with a face amount of Ten Million Dollars ($10,000,000) insuring the Executive’s life, or any successor or replacement life insurance policy; said policy shall be referred to herein as the “Policy.”  During such time that the Corporation shall be making the premium payments pursuant to the preceding sentence of this Section 4(e), the Corporation shall, in addition to each premium payment, pay the Executive an amount determined by the following formula: (P/1-X)-P, where P equals the Corporation’s premium payment obligation on the Policy pursuant to this Section 4(e) and X equals the Executive’s aggregate marginal federal and state income tax bracket for such year.  Such payments and tax gross-up shall be made during the term of this Agreement and, if at least ten (10) annual premium payments have not been made by the Corporation with respect to said Policy, for such additional time (regardless of whether the Executive continues to be employed by the Corporation) until the Corporation has made a total of ten (10) annual premium payments on said Policy; provided, however, that the Corporation’s obligation to make such premium payments and tax gross-up shall cease upon the Executive’s termination of this Agreement by reason of his voluntary resignation during the term of this Agreement.

(f)            Retirement Benefit.  The Corporation shall pay to the Executive, if living, or to his former spouse Barbara (sometimes referred to as the Executive’s “Former Spouse”), in the event of his death, the following sums

(sometimes referred to as his “Retirement Benefit”) upon the terms and conditions and for the periods hereinafter set forth:

(i)            Payments upon Retirement or Involuntary Termination.  Commencing upon the last day of the month next following the month in which the Executive (1) retires from employment with the Corporation after attaining age 65, (2) reaches age 65 if he is then disabled within the meaning of Section 4(f)(iv), or (3) is terminated by the Corporation without Cause or by the Executive for Good Reason, the Corporation shall pay to the Executive a Retirement Benefit equal to his Adjusted Monthly Benefit and shall continue to pay him such amounts monthly on the same date of each succeeding month for the remainder of his life.  If the Executive’s Former Spouse survives him, the Corporation shall pay to such Former Spouse for the remainder of her life one-half of the Executive’s Adjusted Monthly Benefit.

(ii)           Early Voluntary Termination.  In the event the Executive voluntarily terminates his employment with the Corporation before reaching age 65, and prior to any Change in Control, the Corporation shall pay to the Executive a Retirement Benefit equal to two-thirds of his Discounted Vested Monthly Benefit commencing upon the last day of the month next following the month in which the date such termination occurs, and shall continue to pay him such amount monthly on the same date of each succeeding month for a total of 240 months.  If the Executive dies before receiving all 240 monthly payments specified herein, the Corporation shall pay to his Designated Beneficiary the remaining monthly payments as they become due.

(iii)          Former Spousal Payments.  If the Executive dies while employed by the Corporation, the Corporation shall pay to his Former Spouse one-half of the Adjusted Monthly Benefit to which the Executive would have been entitled were he living, such payments to commence within thirty (30) days after the Executive’s death and to continue monthly for the remainder of her life.

(iv)          Payments During Disability.  In addition to the payments provided in Sections 4(f)(i) and (ii) should the Executive become disabled while employed by the Corporation, and such disability continues for a period of six (6) months,  the Corporation shall pay to the Executive his Monthly Benefit during each month that the Executive remains disabled until he attains age 65 or until his death prior to attaining such age, at which time the payments provided in Sections 4(f)(i), (ii) or (iii) (whichever is applicable) shall begin.  The first payment under this Section 4(f)(iv) shall be made during the seventh month of such disability, and each succeeding payment shall be made on the same date of each succeeding month thereafter.  Payments shall be made under this Section 4(f)(iv) only if the Executive is disabled within the meaning of the disability clause of the Corporation’s long term disability insurance policy or program as then in effect.

(v)           Termination for Cause.  If the Executive’s employment with the Corporation is terminated at any time for Cause (as defined in Section 8), the Corporation shall have no obligation to make any payments to him under this Section 4(f) and all such future payments shall be forfeited.

(g)           Health, Welfare and Retirement Plans; Vacation.  During the period of employment, the Executive shall be entitled to:

(i)            participate in such retirement, health (medical, hospital and/or dental) insurance, life insurance, disability insurance, flexible benefits arrangements and accident insurance plans and programs as are maintained in effect from time to time by the Corporation for its headquarters employees;

(ii)           participate in other non-duplicative benefit programs which the Corporation may from time to time offer generally to headquarters personnel of the Corporation; and

(iii)          take vacations and be entitled to sick leave in accordance with the Corporation’s policy for executive personnel of the Corporation.

(h)           Expenses.  Executive shall be reimbursed for reasonable business expenses incurred in connection with the performance of his duties hereunder consistent with the Company’s policy regarding reimbursement of such expenses.  With respect to any benefits or payments received or owed to the Executive hereunder, the Executive shall cooperate in good faith with the Corporation to structure such benefits or payments in the most tax-efficient manner to the Corporation.

5.             EFFECT OF DISABILITY AND CERTAIN HAZARDS.  The Executive shall not be obligated to perform the services required of him by this Agreement during any period in which he is disabled or his health is impaired to an extent which would render his performance of such services hazardous to his health or life, and relief from such obligation shall not in any way affect his rights hereunder except to the extent that such disability or health impairment may result in termination of his employment by the Corporation pursuant to Section 6 herein.

6.             TERMINATION OF EMPLOYMENT.  The employment of the Executive by the Corporation pursuant to this Agreement may be terminated by the Corporation or the Executive at any time, as follows:

(a)           Death.  In the event of the Executive’s death prior to the expiration of the period of employment hereunder, such employment shall terminate on the date of death.

(b)           Permanent Disability.  The Executive’s employment may be terminated by the Corporation prior to the expiration of the period of employment hereunder due to Executive’s physical or mental disability or health impairment which prevents the effective performance by the Executive of his duties hereunder on a full time basis, with such termination to occur (i) with respect to disability, on or after the time which the Executive becomes entitled to disability compensation benefits under the Corporation’s long term disability insurance policy or program as then in effect or (ii) with respect to health impairment, after Executive has been unable to substantially perform his services hereunder for six consecutive months.  Any dispute as to the Executive’s physical or mental disability or health impairment shall be settled by the opinion of an impartial physician selected by the parties or their representatives or, in the event of failure to make a joint selection after request therefor by either party to the other, a physician selected by the Corporation, with the fees and expenses of any such physician to be borne by the Corporation.

(c)           Cause.  The Corporation, by giving written notice of termination to the Executive, may terminate such employment at any time prior to the expiration of the period of employment hereunder for “Cause” (as defined in Section 8).

(d)           Without Cause.  The Corporation may terminate such employment at any time prior to said date without Cause (which shall be for any reason not covered by preceding Sections 6(a) through (c)) upon sixty (60) days prior written notice to the Executive.

(e)           By the Executive.  The Executive may terminate such employment at any time for an applicable Good Reason (as defined in Section 8), subject to Section 6(f).  The Executive may also terminate such employment for any other reason upon prior written notice thereof to the Corporation, and the Executive agrees to use his reasonable best efforts to provide twelve (12) months’ prior written notice in such event.

(f)            Notice of Good Reason.  If the Executive believes that he is entitled to terminate his employment with the Corporation for an applicable Good Reason, he may apply in writing to the Corporation for confirmation of such entitlement prior to the Executive’s actual separation from employment, by following the claims procedure set forth in Section 11 hereof.  The submission of such a request by the Executive shall not constitute “Cause” for the Corporation to terminate the Executive under Section 6(c) hereof; and the Executive shall continue to receive all compensation and benefits he was receiving at the time of such submission throughout the resolution of the matter pursuant to the procedures set forth in Section 11 hereof.  If the Executive’s request for a termination of employment for Good Reason is denied under both the request and appeal procedures set forth in Sections 11(a) and (b) hereof, then the parties shall promptly submit the claim to binding arbitration pursuant to Section 11(c) and use their best efforts to conclude the arbitration within ninety (90) days after the claim is submitted.

(g)           Notice of Termination.  Any termination of the Executive’s employment by the Corporation or by the Executive (other than termination based on the Executive’s death) shall be communicated by a written Notice of Termination to the other party hereto.  For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated.  For purposes of this Agreement, no purported termination shall be effective without the delivery of such Notice of Termination.

(h)           Date of Termination.  The “date of termination” of the Executive’s employment shall mean (i) if the Executive is terminated by his death, the date of his death, (ii) if the Executive’s employment is terminated due to a permanent disability or health impairment, thirty (30) days after the Notice of Termination is given (provided that the Executive shall not have returned to the performance of his duties on a full-time basis during such period), (iii) if the Executive’s employment is terminated pursuant to a termination for Cause, the date specified in the Notice of Termination, and (iv) if the Executive’s employment is terminated for any other reason, the date shall be the later of thirty (30) days after termination as provided by the Notice of Termination or the date of the final resolution of the arbitration and claims procedures set forth in Section 11 hereof, unless otherwise agreed by the Executive and Corporation or otherwise provided in this Agreement.

7.             PAYMENTS UPON TERMINATION.

(a)           Death or Disability.  If the Executive’s employment is terminated by reason of his death or permanent disability, he (or the legal representative of his estate in the event of his death) shall be entitled to the following:

(i)            Accrued Compensation.  All compensation due the Executive under this Agreement and under each plan or program of the Corporation in which he may be participating at the time shall cease to accrue as of the date of such termination, except (1) as specifically provided in this Agreement or (2) in the case of any such plan or program, if and to the extent otherwise provided in the terms of such plan or program or by applicable law.  All such compensation accrued as of the date of such termination but not previously paid shall be paid to the Executive at the time such payment otherwise would be due.

(ii)           Accrued Obligations.  In addition, the Executive shall also be entitled to the following: (1) a payment equal to the Highest Annual Bonus, pro rata based on the portion of the year ended on the date of the termination; (2) unpaid deferred compensation under the Regis Corporation Non-Qualified Deferred Compensation Plan, together with all earnings thereon (it being understood that this is separate from, and in addition to, the Retirement Benefit set forth in Section 4(f) hereof); and (3) accrued vacation pay.

(iii)          Acceleration of Vesting.  All options to purchase the Corporation’s common stock and shares of restricted stock and restricted stock units held by Executive at the time of such termination but still subject to vesting, shall be fully and immediately vested.  All other benefits or interests of Executive in any of the Corporation’s long term incentive plans or arrangements which are subject to vesting shall be fully and immediately vested.

(iv)          Benefits.  In lieu of any continuation coverage the Executive may have been entitled to receive under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, (“COBRA”)during the period commencing with the Executive’s termination of employment and continuing through the death of the survivor of the Executive and any surviving spouse, the Executive shall be entitled to the continuation of the same or equivalent health, hospitalization, prescription drug and dental insurance coverage that he had received immediately prior to termination of employment, as if he had continued to be an executive employee of the Corporation.  In the event that the Executive is ineligible under the terms of such insurance to continue to be so covered, the Corporation shall provide the Executive with substantially equivalent coverage through other sources or will reimburse the Executive for actual premiums paid for such alternative coverage (such as Medicare Part A, Part B and prescription drug coverage) that the Executive obtains for the payment period.

(b)           Termination Without Cause or for Good Reason.  If the Executive’s employment pursuant to this Agreement is terminated without Cause pursuant to Section 6(d) hereof or the Executive terminates this Agreement for Good Reason, then the Executive shall be entitled to and shall receive the following:

(i)            Accrued Compensation.  All compensation due the Executive under this Agreement and under each plan or program of the Corporation in which he may be participating at the time shall cease to accrue as of the date of such termination, except (1) as specifically provided in this Agreement or (2) in the case of any such plan or program, if and to the extent otherwise provided in the terms of such plan or program or by applicable law.  All such compensation accrued as of the date of such termination but not previously paid shall be paid to the Executive at the time such payment otherwise would be due.

(ii)           Accrued Obligations.  In addition, the Executive shall also be entitled to the following: (1) a payment equal to the Highest Annual Bonus, pro rata based on the portion of the year ended on the date of the termination; (2) unpaid deferred compensation under the Regis Corporation Non-Qualified Deferred Compensation Plan, together with all earnings thereon (it being understood that this is separate from, and in addition to, the Retirement Benefit set forth in Section 4(f) hereof); and (3) accrued vacation pay.

(iii)          Acceleration of Vesting.  All options to purchase the Corporation’s common stock and shares of restricted stock and restricted stock units held by Executive at the time of such termination but still subject to vesting, shall be fully and immediately vested.  All other benefits or interests of Executive in any of the Corporation’s long term incentive plans or arrangements which are subject to vesting shall be fully and immediately vested.

(iv)          Benefits.  In lieu of any continuation coverage the Executive may have been entitled to receive under COBRA during the period commencing with the Executive’s termination of employment and continuing through the death of the survivor of the Executive and any surviving spouse, the Executive shall be entitled to the continuation of the same or equivalent health, hospitalization, prescription drug and dental insurance coverage that he had received immediately prior to termination of employment, as if he had continued to be an executive employee of the Corporation.  In the event that the Executive is ineligible under the terms of such insurance to continue to be so covered, the Corporation shall provide the Executive with substantially equivalent coverage through other sources or will reimburse the Executive for actual premiums paid for such alternative coverage (such as Medicare Part A, Part B and prescription drug coverage) that the Executive obtains for the payment period.

(v)           Severance Payment.  The Executive shall be entitled to and shall receive a lump sum cash payment (the “Severance Payment”) from the Corporation.  The amount of the Severance Payment shall equal the product of:

(1) the sum of (A) the Executive’s Base Salary and (B) the Highest Annual Bonus and

(2) the number of full and partial years (rounded to the next highest month) remaining during the period of employment at the date of termination, but in no case (A) more than three (3) or (B) less than two (2).

(c)           Termination for Cause or Without Good Reason.  If the Executive’s employment pursuant to this Agreement is terminated pursuant to subsection (c) of Section 6 hereof, the Executive terminates this Agreement without Good Reason, or the Executive’s employment hereunder terminates due to the expiration of the period of employment, Executive shall be entitled to and shall receive:

(i)            Accrued Compensation.  All compensation due the Executive under this Agreement and under each plan or program of the Corporation in which he may be participating at the time shall cease to accrue as of the date of such termination, except (1) as specifically provided in this Agreement or (2) in the case of any such plan or program, if and to the extent otherwise provided in the terms of such plan or program or by applicable law.  All such compensation accrued as of the date of such termination but not previously paid shall be paid to the Executive at the time such payment otherwise would be due.

(ii)           Accrued Obligations.  In addition, Executive shall also be entitled to the following: (1) unpaid deferred compensation under the Regis Corporation Non-Qualified Deferred Compensation Plan,

together with all earnings thereon (it being understood that this is separate from, and in addition to, the Retirement Benefit set forth in Section 4(f) hereof); and (2) accrued vacation pay.

(d)           Change in Control.  If, following a Change in Control, (x) the Executive’s employment pursuant to this Agreement is terminated by the Corporation (or any successor entity) for any reason or by the Executive for Good Reason or (y) the Executive’s employment is terminated by the Corporation (or any successor entity) for any reason or by the Executive for Good Reason within two (2) years of such Change in Control, then the Executive shall be entitled to and shall receive the compensation, benefits and other items described in Sections 7(b)(i) through (v) above.  In addition, upon a Change in Control the Executive also shall be entitled to the following compensation and other benefits, upon the terms and conditions described herein:

(i)            Company Stock Award.  The Executive automatically shall receive Three Hundred Thousand (300,000) shares of the Corporation’s common stock.  Any such shares awarded under this Section shall be subject to automatic adjustment to reflect any Corporation share dividend, share split, combination or exchange of shares, recapitalization or other change in the capital structure of the Corporation since the Effective Date.

(ii)           Impact on Retirement Benefit.  Notwithstanding any other provision of this Agreement, if the Executive’s employment with the Corporation terminates at any time following a Change in Control, whether such termination is initiated by the Executive or by the Corporation (unless the termination is by the Corporation for Cause), the Corporation, within five (5) business days after such termination, shall commence payment of the Executive’s Adjusted Monthly Benefit, without any reduction for vesting or for discounting, and shall continue such payments as provided in Section 4(f) hereof.

(iii)          Retirement Benefit Alternative.  As an alternative to receiving payments of the Executive’s Adjusted Monthly Benefit under Section 7(d)(ii), the Executive at his option may request payment in full of his Aggregate Benefit, which shall be paid by the Corporation to the Executive within five (5) business days after the Executive gives notice to the Corporation of his election to receive such Aggregate Benefit in lieu of his Adjusted Monthly Benefits.  For the purpose of calculating the Executive’s Aggregate Benefit pursuant to this Section 7(d)(iii), the Executive’s Adjusted Monthly Benefit shall be assumed to increase annually during the Aggregate Benefit Period by four percent (4%) of the prior year’s Adjusted Monthly Benefit.  Any such notice shall be given by the Executive to the Corporation by certified mail or by facsimile transmission sent to the Corporation’s principal place of business and to the attention of the Corporation’s chief financial officer, and shall be effective immediately upon such transmission or two (2) days after such mailing.

(iv)          Life Insurance Premiums.  Within five (5) business days of a Change in Control, the Corporation shall pay to the Executive a lump sum amount sufficient to pay a certain number of future annual premiums required with respect to the Policy described in Section 4(e).  The number of future annual premiums referenced in the immediately preceding sentence of this Section 7(d)(iv) shall equal (1) ten, reduced by (2) the number of annual premium payments already made under such policy as of the date of the Change in Control. In addition, and at the time such payment is made to the Executive, the Corporation shall pay to the Executive an additional amount determined by the formula described in the second sentence of Section 4(e).

(e)           Tax Gross-Up.  If any payments (including awards) received by the Executive pursuant to this Agreement will be subject to the excise tax (the “Excise Tax”) imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), or any successor or similar provision of the Code, the Corporation shall pay to the Executive additional compensation such that the net amount received by the Executive after deduction of any Excise Tax (and taking into account any federal, state and local income taxes payable by the Executive as a result of the receipt of such gross-up compensation), shall be equal to the total amounts he would have received had no such Excise Tax (or any interest or penalties thereon) been paid or incurred.  The Corporation shall pay such additional compensation at the time when the Corporation withholds such Excise Tax from any payments to the Executive (or otherwise makes a parachute payment to Executive).  The calculation of the tax gross-up payment shall be approved by an independent certified public accounting firm and the Executive’s designated financial adviser, with the fees in each case payable by the Corporation.

(f)            Payment Terms.  Unless otherwise specified in this Section 7, all cash payments to which Executive is entitled pursuant to this Section 7 shall be made in a lump sum within ten (10) business days of the date of termination.  If on the date of separation from service with the Corporation and all corporations or entities with which the Corporation would be considered a single employer under subsections (b) and (c) of Code, the Executive is a “specified employee” as defined in Section 416(i) of the Code of a publicly traded company, determined as of December 31 of each calendar year and applied as of April 1 following such determination in accordance with Section 409A of the Code and the guidance issued by the Department of the Treasury with respect to the application of such Section 409A, payments under this Agreement which fall within the definition of “deferred compensation,” as such term is applied under such Section 409A, shall commence as of the first day on which payment could be made without triggering any tax or penalty under such Section 409A.

8.             DEFINITIONS.  Certain terms are defined where they first appear in this Agreement and are underlined for ease of reference.  In addition, the following definitions shall apply for purposes of this Agreement.

“Adjusted Monthly Benefit”  shall mean the Executive’s Monthly Benefit increased annually after the first year during which Monthly Benefits are paid in proportion to any increase in the Consumer Price Index for the preceding year.

“Aggregate Benefit”  shall mean an amount equal to the Executive’s Adjusted Monthly Benefit multiplied by the number of months in the Aggregate Benefit Period, calculated on a gross basis without any discount to present value.

“Aggregate Benefit Period”shall mean the number of months equal to the greater of (i) 240 months, or (ii) the Joint Life Expectancy of the Executive and his Former Spouse.

“Cause” shall mean (a) acts during the term of this Agreement or the Existing Agreement (i) resulting in a felony conviction under any Federal or state statute, which is materially detrimental to the financial interests of the Corporation, or (ii) willful non-performance by the Executive of his material employment duties required by this Agreement (other than by reason of his physical or mental incapacity) or (b) the Executive willfully engaging in fraud or gross misconduct which is materially detrimental to the financial interests of the Corporation during the term of this Agreement or the Existing Agreement, with “Cause” to be determined in any case by the Board after reasonable written notice to Executive and an opportunity for Executive to be heard at a meeting of the Board and with reasonable opportunity (of not less than thirty (30) days) in the case of clause (a)(ii) to cease substantial non-performance.

“Change in Control” shall be deemed to have occurred at such time as any of the following events occur: (a) any “person” within the meaning of Section 2(a)(2) of the Securities Act of 1933 and Section 14(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), is or has become the “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of twenty percent (20%) or more of the common stock of the Corporation, or (b) approval by the stockholders of the Corporation of (i) any consolidation or merger of the Corporation in which the Corporation is not the continuing or surviving corporation or pursuant to which shares of stock of the Corporation would be converted into cash, securities or other property, or (ii) any consolidation or merger in which the Corporation is the continuing or surviving corporation but in which the common stockholders of the Corporation immediately prior to the consolidation or merger do not hold at least a majority of the outstanding common stock of the continuing or surviving corporation, or (iii) any sale, lease, exchange or other transfer of all or substantially all the assets of the Corporation, or (c) individuals who constitute the Corporation’s Board of Directors on the Effective Date (the “Incumbent Board”) have ceased for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to the Effective Date whose election, or nomination for election by the Corporation’s stockholders, was approved by a vote of at least three-quarters (75%) of the directors comprising the Incumbent Board (either by specific vote or by approval of the proxy statement of the Corporation in which such person is named as nominee for director) shall be, for purposes of this Agreement, considered as though such person were a member of the Incumbent Board.

“Consumer Price Index” shall mean the “Consumer Price Index for all urban consumers, U.S. city average, for all Items, 1982-1984 equals 100%” published by the Bureau of Labor Statistics of the United States Department of Labor.  If publication of such Index is discontinued, the Consumer Price Index shall be based upon comparable statistics on the cost of living as computed and published by an agency of the United States or by a responsible financial periodical of recognized authority.

“Designated Beneficiary” shall mean such person or persons as the Executive shall have designated in writing and as has or have been accepted in writing by the Corporation, including for this purpose his Former Spouse.

“Discounted Vested Monthly Benefit” shall mean an amount determined by discounting the Executive’s Vested Monthly Benefit to present value based on the number of months between (a) the Executive’s age at the date of termination, and (b) the date of his 65th birthday.  The discount rate to be used for this purpose shall be equal to the yield to maturity, at the date of termination, of U.S. Treasury Notes with a maturity date nearest the date of the Executive’s 65th birthday.

“Good Reason”  shall mean the occurrence, without the express written consent of the Executive, of any of the following:

(a)           the assignment to the Executive of any duties inconsistent with the Executive’s authorities, positions, duties, responsibilities and status with the Corporation, or any adverse alteration in the nature of the Executive’s reporting responsibilities, titles, or offices, or any removal of the Executive from, or any failure to reelect the Executive to, any such positions, except in connection with a termination of the employment of the Executive for Cause, permanent disability, or as a result of the Executive’s death or by the Executive other than for Good Reason;

(b)           a reduction by the Corporation in the Executive’s Base Salary then in effect;

(c)           any material breach by the Corporation of any provisions of the Agreement;

(d)           the requirement by the Corporation that the Executive’s principal place of employment be relocated more than thirty (30) miles from the Corporation’s address for notice in Section 12(h); or

(e)           the Corporation’s failure to obtain a satisfactory agreement from any successor to assume and agree to perform Corporation’s obligations under the Agreement.

“Highest Annual Bonus” shall mean the highest Bonus paid or payable to the Executive in respect of the three fiscal years prior to the date of termination.

“Joint Life Expectancy”  shall mean the number of months of life expectancy of the Executive and his Former Spouse at the time of termination of the Executive’s employment with the Corporation after a Change in Control, as determined by reference to the table of Joint Life and Last Survivorship Expectancy published by the Internal Revenue Service in Publication 590 or any successor publication.  If publication of such tables is discontinued, Joint Life Expectancy shall be determined by reference to comparable tables published by a recognized non-public authority.

“Monthly Benefit” shall mean an amount equal to sixty percent (60%) of the Executive’s average monthly compensation, excluding bonuses, for the sixty (60) months immediately preceding his termination of employment or disability.

“Vested Monthly Benefit” shall mean a percentage of the Executive’s Monthly Benefit determined on the basis of the number of the Executive’s completed years of service with the Corporation according to the following schedule:

Years of Service	Percentage
Less than 7 years	0%
7 years	5%
8 years	10%
9 years	15%
10 years	20%
11 years	25%
12 years	30%
13 years	35%
14 years	40%
15 years	50%
16 years	60%
17 years	70%
18 years	80%
19 years	90%
20 or more years	100%

A “year of service” for purposes of vesting shall mean a consecutive twelve (12)-month period during which the Executive is employed by the Corporation.

9.             CONFIDENTIAL INFORMATION.  The Executive shall not at any time during the period of employment and thereafter disclose to others or use any trade secrets or any other confidential information belonging to the Corporation or any of its subsidiaries, including, without limitation, drawings, plans, programs, specifications and non-public information relating to customers of the Corporation or its subsidiaries, except as may be required to perform his duties hereunder.  The provisions of this Section 9 shall survive the termination of the Executive’s employment with the Corporation, provided that after the termination of the Executive’s employment with the Corporation, the restrictions contained in this Section 9 shall not apply to any such trade secret or confidential information which becomes generally known in the trade.

10.           NON-COMPETITION: NON-MITIGATION: LITIGATION EXPENSES.

(a)           No Mitigation.  The Executive shall not be required to mitigate the amount of any termination benefits due him under Section 7 herein, by seeking employment with others, or otherwise, nor shall the amount of such benefits be reduced or offset in any way by any income or benefits earned by the Executive from another employer or other source.

(b)           Non-competition.  For a period of twenty-four (24) months after the Executive’s termination of employment hereunder, the Executive shall not enter into endeavors that are competitive with the business or operations of the Corporation in the beauty industry (including, but not limited to, salons, hair restoration centers, education and related products),and shall not own an interest in, manage, operate, join, control, lend money or render financial or other assistance to or participate in or be connected with, as an officer, employee, director, partner, member, stockholder (except for passive investments of not more than a one percent (1%) interest in the securities of a publicly held corporation regularly traded on a national securities exchange or in an over-the-counter securities market), consultant, independent contractor, or otherwise, any individual, partnership, firm, corporation or other business organization or entity that engages in a business which competes with the Company.

(c)           Non-solicitation.  For a period of twenty-four (24) months after the Executive’s termination of employment hereunder, Executive shall not hire or attempt to hire any employee of the Corporation, assist in such hiring by any person or encourage any employee to terminate his or her relationship with the Corporation.

(d)           Remedies.  If the Executive violates any of the restrictive covenants set forth in Sections 9, 10(b) and (c) above during the first twenty-four (24) months after such termination of employment, and such violation continues after the Executive is notified in writing by the Company that he is in violation of the restrictive covenant, then (i) the Corporation shall have no further obligation to make any payments to the Executive of the Retirement Benefit described in Section 4(f) or of any severance payments provided in Section 7(b) and 7(d) and (ii) all such future payments shall be forfeited.  The Executive acknowledges that any breach or threatened breach of Sections 9, 10(b) or (c) would damage the Corporation irreparably and, consequently, the Corporation, in addition to any other remedies available to it, shall be entitled to preliminary and permanent injunction, without having to post any bond or other security.

(e)           Attorneys Fees.  The Corporation shall pay the Executive’s attorneys’ fees for any proceeding or group of related proceedings to enforce, construe or determine the validity of the provisions of this Agreement.

11.           CLAIMS PROCEDURE.

(a)           If the payment of benefits under this Agreement shall be disputed by the Company, the Executive, or other person claiming through the Executive, must file a written claim with the Board as a prerequisite to the payment of such benefits.  The Board shall make all determinations as to the right of any person to receive benefits under subsections (a) and (b) of this Section 11.  Any denial by the Board of a claim for benefits by the Executive, his heirs or personal representative (“the claimant”) shall be stated in writing by the Board and delivered or mailed to the claimant within ten (10) days after receipt of the claim, unless special circumstances require an extension of time for processing the claim.  If such an extension is required, written notice of the extension shall be furnished to the claimant prior to the termination of the initial ten (10)-day period.  In no event shall such extension exceed a period of ten (10) days from the end of the initial period.  Any notice of denial shall set forth the specific reasons for the denial, specific reference to pertinent provisions of this Agreement upon which the denial is based, a description of any additional material or information necessary for the claimant to perfect his claim, with an explanation of why such material or information is necessary, and any explanation of claim review procedures, written to the best of the Board’s ability in a manner that may be understood without legal or actuarial counsel.

(b)           A claimant whose claim for benefits has been wholly or partially denied by the Board may request, within ten (10) days following the date of such denial, in a writing addressed to the Board, a review of such denial.  The claimant shall be entitled to submit such issues or comments in writing or otherwise as he shall consider relevant to a determination of his claim, and he may include a request for a hearing in person before the Board.  Prior to submitting his request, the claimant shall be entitled to review such documents as the Board shall agree are pertinent to his claim.  The claimant may, at all stages of review, be represented by counsel, legal or otherwise, of his choice, provided that such fees and expenses shall be borne by the Corporation.  All requests for review shall be promptly resolved.  The Board’s decision with respect to any such review shall be set forth in writing and shall be mailed to the claimant not later than ten (10) days following receipt by the Board of the claimant’s request unless special circumstances, such as the need to hold a hearing, require an extension of time for processing, in which case the Board’s decision shall be so mailed not later than twenty (20) days after receipt of such request.

(c)           A claimant who has followed the procedure in subsections (a) and (b) of this Section, but who has not obtained full relief on his claim for benefits, may submit such claim for expedited and binding arbitration of his claim before an arbitrator in Hennepin County, Minnesota, in accordance with the commercial arbitration rules of the American Arbitration Association, as then in effect, or pursuant to such other form of alternative dispute resolution as the parties may agree (collectively, the “arbitration”).  The arbitrator’s sole authority shall be to interpret and apply the provisions of this Agreement; the arbitrator shall not change, add to, or subtract from, any of its provisions.  The arbitrator shall have the power to compel attendance of witnesses at the hearing.  Any court having competent jurisdiction may enter a judgment based upon such arbitration.  The arbitrator shall be appointed by mutual agreement of the Corporation and the claimant pursuant to the applicable commercial arbitration rules.  The arbitrator shall be a professional person with a national reputation for expertise in employee benefit matters and who is unrelated to the claimant and any employees of the Corporation.  All decisions of the arbitrator shall be final and binding on the claimant and the Corporation.

12.           MISCELLANEOUS.

(a)           Successors and Assigns.  This Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Corporation, including any party with which the Corporation may merge or consolidate or to which it may transfer substantially all of its assets.  As used in this Agreement, the term “successor” shall include any person, firm, corporation or other business entity which at any time, whether by merger, purchase or otherwise, acquires all or substantially all of the capital stock or assets of the Corporation.

(b)           Non-assignability and Non-transferability.  The rights and obligations of the Executive under this Agreement are expressly declared and agreed to be personal, nonassignable and nontransferable during his life; provided, however, that one-half of the amount of each payment of his Retirement Benefit under Section 4(f) (other than payments under Section 4(f)(iii)) may be assigned by a domestic relations order to the Executive’s Former Spouse in connection with the dissolution of their marriage, but only if the Board determines that the order (i) satisfies such requirements of a “qualified domestic relations order” as are set forth in paragraphs (1) through (3) of Code Section 414(p), as if this Agreement were a plan described in Code Section 401(a)(13) and (ii) does not provide for the payment or assignment of benefits under this Agreement to the Executive’s Former Spouse prior to the date that benefit payments under the Agreement have commenced to the Executive following his separation from employment with the Corporation.  The federal income and payroll taxation of any Retirement Benefits assigned as provided in the immediately preceding sentence shall be governed by Revenue Rulings 2002-22 and 2004-60, or any applicable guidance subsequently published by the Internal Revenue Service or other applicable federal tax authority.  Notwithstanding the foregoing, any claim by the Executive’s Former Spouse to benefits under this Agreement shall be subject to all other applicable federal laws, including without limitation, Code Section 409A, and to the extent that any claim by the Executive’s Former Spouse to any rights or benefits under this Agreement is determined, in the sole discretion of the Board, to violate such requirements, such right or benefit may be denied or modified to the extent the Board determines shall be reasonably required.

(c)           Limitation of Waiver.  The waiver by either party hereto of its rights with respect to a breach of any provision of this Agreement by the other shall not operate or be construed as a waiver of any rights with respect to any subsequent breach.

(d)           Amendments.  No modification, amendment, addition, alteration or waiver of any of the terms, covenants or conditions hereof shall be effective unless made in writing and duly executed by the Corporation and Executive.

(e)           Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together will constitute but one and the same agreement.

(f)            Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Minnesota, without regard to the conflicts of law principles thereof.

(g)           Severability.  If any provision of this Agreement is determined to be invalid or unenforceable under any applicable statute or rule of law, it is to that extent to be deemed omitted and it shall not affect the validity or enforceability of any other provision.

(h)           Notices.  Any notice required or permitted to be given under this Agreement shall be in writing, and shall be deemed given when sent by registered or certified mail, postage prepaid, addressed as follows:

If to the Executive:	Paul D. Finkelstein
Regis Corporation
7201 Metro Boulevard
Edina, Minnesota 55439

If to the Corporation:	Regis Corporation
7201 Metro Boulevard
Edina, Minnesota 55439
Attn: General Counsel

or mailed to such other person and/or address as the party to be notified may hereafter have designated by notice given to the other party in a similar manner.

(i)            Mandatory Arbitration.  Any dispute or controversy arising under or in connection with this Agreement, other than claims administered under Section 11, shall be settled exclusively by binding arbitration in the manner set forth in Section 10(c).

13.           PRIOR AGREEMENTS SUPERSEDED.  Upon the Effective Date, this Agreement shall supersede all prior agreements between the parties hereto with respect to the subject matter hereof, including without limitation the Existing Agreement, the Insurance Agreement, and any and all change in control provisions contained in any agreement, arrangement or plan with or for the benefit of Executive, all of which are forever irrevocably waived by the Executive; provided, however, that this Agreement shall not supersede any agreements between the Corporation and the Executive regarding currently outstanding options held by the Executive to purchase the Corporation’s common stock or restricted stock, except for the change in control provisions thereof, which are hereby superseded.

14.           NO INTERRUPTION OF BENEFITS.  Nothing in this Agreement shall be deemed an interruption of the Executive’s years of service for vesting of the Corporation’s benefit plans, vesting of options to purchase the Corporation’s common stock, or otherwise.

15.           INDEMNIFICATION.  The Corporation shall indemnify, defend, and hold the Executive harmless, to the fullest extent allowed by law, from and against any liability, damages, costs, or expenses (including attorney’s fees) in connection with any claim, cause of action, investigation, litigation, or proceeding involving him by reason of his having been an officer, director, employee, or agent of the Corporation or its affiliates, unless it is judicially determined, in a final, nonappealable order that the Executive was guilty of gross negligence or willful misconduct.  The Corporation also agrees to maintain adequate directors and officers liability insurance for the benefit of the Executive for the term of this Agreement and for at least three (3) years thereafter.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed on the date and year first above written.

REGIS CORPORATION

By:	/s/ Eric A. Bakken
Eric A. Bakken, Senior Vice President, General Counsel

EXECUTIVE:

By:	/s/ Paul D. Finkelstein
Paul D. Finkelstein, Chairman of the Board of Directors, President and Chief Executive Officer